Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331

Media Contact:

Bryan Haviland

Public Relations Officer

614 677-7767

February 3, 2003

Nationwide Financial Reports Fourth Quarter Operating Results

Improved sales and net flows mark a strong fourth quarter

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported results for the fourth quarter and full year 2002. Highlights include the following:

•	Net operating income, which excludes after-tax net realized investment gains/losses and discontinued operations, of $122.8 million for the fourth quarter improved 22 percent from the prior year. Operating income in the fourth quarter reflected $21.2 million of operating income from Nationwide Provident, as that transaction closed October 1, 2002. Net operating income per diluted share of $0.81 in the quarter increased 4 percent from the $0.78 per diluted share reported a year ago.

•	For the full year 2002, net operating income was $207.1 million or $1.56 per diluted share and included the acceleration of deferred policy acquisition costs (DAC) amortization of $225.6 million reported in the third quarter. Excluding the accelerated DAC amortization, net operating income for the full year 2002 was $432.7 million, or $3.26 per diluted share. Net operating income for the full year 2001 was $434.0 million, or $3.36 per diluted share.

•	Net income for the quarter was $106.5 million, or $0.70 per diluted share, compared to net income of $58.6 million or $0.45 per diluted share, a year ago. Included in the current quarter’s net income was net realized losses on investments of $16.3 million, after tax, compared to $35.7 million of net realized losses reported a year ago. The fourth quarter 2002 losses on investments include $6.0 million of write-downs on airline industry holdings.

•	For the full year 2002, net income was $153.0 million or $1.15 per diluted share, compared to $412.8 million, or $3.20 per diluted share for the full year 2001.

•	Operating revenues increased 28 percent to $992.0 million for the fourth quarter, from $773.7 million in the prior year. Similar to operating earnings, operating revenue growth was affected by the completion of the Nationwide Provident transaction, adding $158.2 million of operating revenues in the quarter. Full year 2002 revenues of $3.4 billion were 9 percent higher than a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 2

•	Operating return on equity was 12.3 percent for the quarter compared to 12.5 percent a year ago. Full year 2002 operating return on equity, excluding the acceleration of DAC amortization, was 12.7 percent compared to 13.8 percent for the full year 2001.

•	Total sales of $3.9 billion for the fourth quarter were flat compared to a year ago. Sales growth in institutional products and life insurance was offset by weaker individual annuity sales. Although down 4 percent from a year ago, sales of individual variable annuities surged 31 percent compared to the third quarter.

•	Customer funds managed and administered improved 2 percent to $102.9 billion from $100.7 billion reported a year ago. The mix of funds managed and administered by segment shifted during the quarter due to the addition of Nationwide Provident. While the institutional segment remains the largest contributor of customer funds managed and administered, the life sector grew to 12 percent in the current quarter compared to 8 percent a year ago.

“The historically weak equity markets and low interest rates of the past year have made the operating environment very challenging,” said W.G. Jurgensen, chairman and chief executive officer. “As challenging as the year was, I’m pleased with the progress we have made to improve our competitive position in the retirement savings markets. During the year we expanded our distribution network, completed the Provident Mutual transaction, improved the competitiveness of our product portfolio and gained share in selected markets.”

“As we look forward to 2003, recognizing that the coming year could be just as challenging as the past, we remain very excited about the long-term growth potential of the retirement savings markets and are confident that the strategic progress we are making today will better position us to succeed in the future.”

Segment Results

Nationwide Financial reports its results in three business segments: individual annuity, institutional products and life insurance. A discussion of the results for each segment follows.

Individual Annuity

•	Pre-tax operating income was $51.2 million for the quarter, compared to $50.5 million reported a year ago.

•	Operating revenues of $336.2 million improved 18 percent from $285.1 million reported a year ago.

•	Net flows, or deposits less withdrawals, were $462.9 million in the quarter. Individual variable annuity net flows of $174.7 million in the quarter reversed the net outflow trend of the last two quarters.

•	Total individual annuity account values ended the quarter at $40.9 billion, down 3 percent from a year ago and 9 percent higher than the third quarter of 2002.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 3

Fourth Quarter Results: Pre-tax operating income for the segment improved 1 percent from a year ago as higher interest spread income was largely offset by lower policy charges, increased policy benefits and general operating expenses.

Growth in interest spread income was driven by a 49 percent increase in average general account assets, the result of growth in the individual fixed annuity business throughout the year. Interest spreads in the fourth quarter were 193 basis points, up from 185 basis points a year ago. Included in the current quarter were 14 basis points, or $4.1 million, of prepayment income on mortgage loans and bonds compared to 13 basis points, or $2.6 million, a year ago. Policy charges were down 10 percent from a year ago, as weakness in the equity markets drove average separate account balances 15 percent lower than the prior year.

Policy benefits increased $16.4 million compared to fourth quarter of 2001, primarily due to $10.5 million of additional reserves for Guaranteed Minimum Death Benefits (GMDB). GMDB reserves at year-end were $13.7 million on a GAAP basis and $149.0 million on a statutory basis. Although net GMDB exposure, as measured by the difference between the current contractual death benefit and account value, decreased in the quarter from $3.7 billion at September 30, 2002 to $3.0 billion at December 31, 2002, the strengthening of GAAP reserves was necessary to meet our current estimate for future net claims in excess of fees.

Segment profitability, as measured by pre-tax operating income to average account values, was 51 basis points in the quarter compared to 50 basis points a year ago.

Fourth quarter individual annuity sales of $1.8 billion were 7 percent lower than a year ago and 4 percent below the third quarter. Fixed annuity sales of $534.7 million were down 14 percent compared to a year ago and 42 percent versus the third quarter. Variable annuity sales of $1.3 billion were 4 percent lower than a year ago and 31 percent ahead of the third quarter.

“On a sequential basis, variable annuities reached their peak for the year and posted double digit sales growth across all channels in the fourth quarter,” said Joseph J. Gasper, president and chief operating officer. “In 2003, our goal is to continue this momentum in variable annuities through expanding our distribution capabilities and further enhancing the product portfolio.”

Full Year Results: Full year pre-tax operating income of $209.4 million, excluding accelerated DAC amortization of $328.3 million, was 8 percent lower than a year ago as growth in interest spread income partially offset lower policy charges and increased general operating expenses. Individual annuity sales declined 4 percent from the prior year as strong fixed annuity sales were offset by declines in variable annuity products.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 4

Institutional Products

•	Pre-tax operating income was $61.3 million in the quarter, an increase of 19 percent from $51.5 million a year ago.

•	Included in the current quarter was operating income from securitization transactions of $3.9 million, compared to $1.9 million a year ago.

•	Operating revenues were $284.4 million, compared to $279.5 million in the prior year

•	Net flows, or deposits less withdrawals, were $427.5 million, an improvement over $287.5 million in the prior quarter and $423.0 million a year ago.

•	Total institutional products account values ended the quarter at $49.8 billion, 1 percent lower than a year ago.

Fourth Quarter Results: Pre-tax operating income improved over the prior year as increased interest spread income more than offset lower policy charges.

Policy charges declined 13 percent from a year ago, driven by average separate account balances that were 19 percent lower due to the sustained weakness in the equity markets. Growth in interest spread income was driven by 17 percent growth in average general account assets, due to the continued growth in medium-term notes and the current equity market environment driving participant assets to the fixed option of our retirement plan offerings. Interest spreads in the fourth quarter were 192 basis points, down from 204 basis points a year ago. Included in the current quarter, were 17 basis points, or $5.7 million, of prepayment income on mortgage loans and bonds compared to 17 basis points, or $5.1 million, a year ago.

Total expenses were flat compared to a year ago as a moderate increase in general operating expenses was offset by lower amortization of DAC. Profitability, as measured by pre-tax operating income excluding structured products to average account values, improved to 47 basis points in the quarter versus 41 basis points a year ago.

Fourth quarter institutional products sales were $1.7 billion or 5 percent higher than a year ago. Private sector pension sales of $1.1 billion grew 10 percent from a year ago fueled by strong growth at The 401(k) Company and the addition of Nationwide Provident’s trustee directed pension business. Public sector pensions sales of $649.7 million were down 1 percent from a year ago.

Full Year Results: Full year 2002 pre-tax operating income of $219.1 million, excluding accelerated DAC amortization of $12.1 million, improved 5 percent from $209.4 million reported a year ago, as increased interest spread and other income more than offset lower policy charges. Sales for the full year reached $7.4 billion, a 6 percent improvement over prior year. Private sector pension sales grew 11 percent during the year, offsetting a 2 percent decline in public sector sales.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 5

Life Insurance

•	Total segment pre-tax operating income was $64.8 million in the quarter, a 33 percent increase compared to $48.7 million a year ago.

•	Operating revenues were $347.0 million, an increase of 64 percent over the prior year.

•	Life insurance in-force of $105.8 billion grew 50 percent from a year ago.

•	Life insurance policy reserves were $12.2 billion compared to $8.1 billion a year ago.

Fourth Quarter Results: Current quarter operating results for the life insurance segment include the operations of Nationwide Provident for the first time, which drove the significant growth in revenues and earnings over the prior year. Nationwide Provident, which derives approximately 70 percent of its operating income from life insurance, was acquired on October 1, 2002. The business acquired in the Nationwide Provident transaction included $1.4 billion of investment life product reserves and $2.2 billion of fixed life reserves. The combined $3.6 billion of added reserves represents a 44 percent increase over the balances held by the Company at the end of the third quarter.

Fourth quarter sales of life insurance products totaled $389.5 million, 9 percent ahead of a year ago and 25 percent higher than the third quarter, driven by the addition of Nationwide Provident sales. The BEST of AMERICA® variable life series sales declined 13 percent from the prior year as equity-linked products have experienced sluggish sales and legislative pressures have impacted sales. Corporate owned life insurance (COLI) sales declined 46 percent from the prior year as no new large cases were written during the quarter and the general economic weakness has led to decreased corporate funding of deferred compensation plans.

Full Year Results: Full-year pre-tax operating income of $193.4 million, excluding accelerated DAC amortization of $6.7 million, improved 2 percent compared to $189.7 million reported in 2001. Operating revenue of $1.0 billion grew 20 percent during the year and was partially offset by increased benefit expenses and higher general operating expenses. Growth in life insurance in-force during the year led to increased revenues and benefit expenses. Full year sales were $1.5 billion and were flat compared to a year ago as variable life and COLI sales experienced weakness during 2002.

Balance Sheet

Total assets as of December 31, 2002 were $95.6 billion, up 4 percent from $92.0 billion as of year-end 2001. Included in the current period total assets were $50.3 billion in assets held in separate accounts, down 16 percent from $59.6 billion as of year-end 2001.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 6

Shareholders’ equity was $4.5 billion, or $29.31 per share, as of December 31, 2002 compared to $3.4 billion, or $26.71 per share, as of year-end 2001. Excluding other comprehensive income, shareholders’ equity was $4.1 billion, or $26.67 per share, as of December 31, 2002 versus $3.2 billion, or $25.14 per share, as of year-end 2001. Statutory capital and surplus for the Company’s life insurance subsidiaries ended the year at $2.0 billion, up from $1.8 billion a year ago.

Business Outlook

The following statements are forward-looking and based on current business conditions. Given the current economic environment it has become extremely difficult to accurately forecast changes in interest rates, the short-term performance of the equity markets (as measured by the S&P 500), and the related performance of our separate account assets. Therefore, the information provided below incorporates a range of possible results that is intended to illustrate the sensitivity of the Company’s revenue and earnings to these factors. To the extent that actual interest rates and equity market performance vary from that assumed in the illustration below, the Company’s results will vary accordingly.

•	Interest spreads should be in a range 160 to 165 basis points in the individual annuity segment and 170 to 175 basis points in the institutional products segment.

•	For the full year 2003, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter for the full year, and interest spreads perform as noted above, net operating income per share should be within a range of $2.75 to $2.95.

•	Utilizing the same equity market assumptions noted above, revenue growth should be within a range of 18 to 20 percent and return on equity should be within a range of 10 to 11 percent for the full year 2003.

Our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and Web site as Nationwide Financial’s current expectations on matters covered, unless the Company publishes a notice stating otherwise.

Earnings Conference Call

The Company will host a conference call on Tuesday February 4, 2003 from 11:00 a.m. to 12:00 p.m. EST to discuss the fourth quarter and full year 2002 results. To participate in the call, dial 1-630-395-0023 and enter the conference code NFS. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous Web cast of the call will also be available from the investor relations section of the Company’s Web site at www.nationwidefinancial.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 7

Anyone unable to participate in the call can listen to a replay starting at 2:00 p.m. EST February 4, 2003 through 5:00 p.m. EST February 11, 2003 by dialing 1-402-220-5059. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment concerning financial results or expectations. The quiet period will extend until the day when the next earnings release is published. For the first quarter of 2003, the quiet period will be April 7, 2003 through April 28, 2003.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 7th largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2001 annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2002 earnings — 8

Forward Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of approximately 94.5% of the combined voting power of all the outstanding common stock and approximately 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing our products; (xv) failure to successfully integrate Nationwide Provident into NFS; and (xvi) adverse litigation results or resolution of litigation and arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Fourth Quarter 2002 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Statements of Income

	Quarters Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share data)	2002	2001	2002	2001
Revenues
Policy charges	$280.0	$250.3	$1,028.4	$1,019.1
Life insurance and immediate annuity premiums	113.1	61.2	302.3	251.1
Net investment income	549.7	442.2	1,918.8	1,736.8
Realized gain on securitizations	—	1.9	—	1.9
Other income	49.2	18.1	126.6	76.6

Total operating revenues	992.0	773.7	3,376.1	3,085.5

Benefits and Expenses
Interest credited	346.5	318.7	1,275.8	1,248.8
Life insurance and annuity benefits	146.3	71.4	374.8	279.8
Policyholder dividends	30.0	10.6	63.5	41.7
Amortization of deferred policy acquisition costs	77.3	82.9	678.1	348.1
Amortization of value of business acquired	15.2	—	15.2	—
Other operating expenses	189.3	144.0	656.5	529.0
Interest expense on debt and trust securities	21.7	14.8	76.8	54.9

Total benefits and expenses	826.3	642.4	3,140.7	2,502.3

Income before federal income tax expense	165.7	131.3	235.4	583.2
Federal income tax expense	42.9	30.5	28.3	149.2

Net operating income	122.8	100.8	207.1	434.0
Net realized losses on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(16.3)	(35.7)	(57.5)	(9.7)
Income (Loss) from disc. operations, net of taxes	—	(6.5)	3.4	(4.4)
Cumulative effect of adoption of accounting principles, net of taxes	—	—	—	(7.1)

Net income	$106.5	$58.6	$153.0	$412.8

Diluted Earnings Per Share
Net operating income	$0.81	$0.78	$1.56	$3.36
Net realized losses on investments, hedging instruments and hedged items, excluding securitizations, net of taxes	(0.11)	(0.28)	(0.43)	(0.08)
Income (Loss) from disc. operations, net of taxes	—	(0.05)	0.02	(0.03)
Cumulative effect of adoption of accounting principles, net of taxes	—	—	—	(0.05)

Net income	$0.70	$0.45	$1.15	$3.20

Weighted average shares outstanding
Basic	151.9	128.9	132.4	128.9

Diluted	151.9	129.1	132.6	129.2

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Fourth Quarter 2002 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Balance Sheets

($ in millions, except for per share data)	December 31, 2002	December 31, 2001
Assets
Investments:
Fixed maturity securities, at fair value	$27,754.2	$18,548.3
Equity securities, at fair value	134.7	150.5
Mortgage loans on real estate, net	8,486.5	7,113.1
Real estate, net	145.6	172.0
Policy loans	986.4	592.7
Other long-term investments	205.0	125.0
Short-term investments	1,420.1	1,112.8

Total investments	39,132.5	27,814.4
Cash and cash equivalents	21.7	65.0
Accrued investment income	402.4	309.7
Deferred policy acquisition costs	3,026.9	3,213.7
Value of business acquired	569.3	—
Other intangible assets	58.7	—
Goodwill	399.4	130.0
Other assets	1,601.1	781.4
Assets held in separate accounts	50,348.3	59,646.7

Total assets	$95,560.3	$91,960.9

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$36,274.3	$25,491.6
Short-term debt	2.7	100.0
Long-term debt	897.6	597.0
Other liabilities	3,285.3	2,382.3
Liabilities related to separate accounts	50,348.3	59,646.7

Total liabilities	90,808.2	88,217.6

Company-obligated mandatorily-redeemable capital and preferred securities of subsidiary trusts	300.0	300.0

Shareholders’ equity:
Class A common shares	0.6	0.2
Class B common shares	1.0	1.0
Additional paid-in capital	1,606.8	646.5
Retained earnings	2,697.2	2,598.8
Accumulated other comprehensive income	400.3	202.5
Treasury stock	(245.1)	(0.2)
Other	(8.7)	(5.5)

Total shareholders’ equity	4,452.1	3,443.3

Total liabilities and shareholders’ equity	$95,560.3	$91,960.9

Book Value per Share
Including other comprehensive income	$29.31	$26.71

Excluding other comprehensive income	$26.67	$25.14

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com